Exhibit 99.5

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: William Hamilton
April 5, 2007	617-292-9689
william.hamilton@fhlbboston.com

JAY MALCYNSKY APPOINTED TO
FEDERAL HOME LOAN BANK OF BOSTON BOARD OF DIRECTORS

BOSTON — Connecticut attorney Jay Malcynsky has been appointed to the board of directors of the Federal Home Loan Bank of Boston (the Bank). Mr. Malcynsky will fill the remainder of a three-year term that began on January 1, 2006.

Mr. Malcynsky serves as president and managing partner of the law firm Gaffney, Bennett and Associates in New Britain, Connecticut. The firm specializes in government and administrative law. He previously served as a director of the Bank from 2002 to 2004.

Mr. Malcynsky holds a B.A. from Fairfield University and a J.D. from the University of Bridgeport School of Law. He is active in community affairs, currently serving on the board of directors of Connecticut Legal Services, the University of Connecticut Foundation, as corporator of New Britain General Hospital, secretary of the Chester Bar Association, and on the dean’s advisory council of Quinnipiac University Law School.

Mr. Malcynsky was one of six individuals named to appointed director vacancies on the Bank’s board of directors by the Federal Housing Finance Board, regulator of the Federal Home Loan Banks. He was selected from a slate of candidates submitted by the Bank’s board of directors.

The Federal Home Loan Bank of Boston (www.fhlbboston.com) is a cooperatively owned wholesale bank for the six New England states. Its mission is to support the residential-mortgage and community-development lending activities of its members, which include over 460 financial institutions across New England. To accomplish its mission, the Bank utilizes private-sector capital to provide members and other qualified customers with reliable access to low-cost wholesale funds, liquidity, a competitive outlet for the sale of loans, special lending programs, technical assistance, and other products and services.

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Federal Home Loan Bank of Boston    |    111 Huntington Avenue    |    Boston, MA 02199    |    617-292-9600
 |    FAX: 617-292-9645  www.fhlbboston.com